Exhibit 10.26

ONCONOVA THERAPEUTICS, INC.

2013 PERFORMANCE BONUS PLAN

Section 1. Purpose. The purpose of the Onconova Therapeutics, Inc. Performance Bonus Plan (the “Plan”) is to benefit and advance the interests of Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), by rewarding selected employees of the Company and its Affiliates for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards (“Awards”).

Section 2. Certain Definitions. For the purposes of the Plan the following terms shall be defined as set forth below:

(a) “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

(b) “Applicable Employee Remuneration” has the meaning given to such term in Section 162(m)(4) of the Code.

(c) “Award” shall mean any amount granted to a Participant under the Plan.

(d) “Base Salary Percentage” means a percentage of the Participant’s annual base salary in effect as of the later of (i) the first day of the Performance Period or (ii) the common salary adjustment date within the Performance Period.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board.  The Committee shall have at least two members, each of whom shall be an “outside director” as defined in Section 162(m) of the Code and the regulations thereunder, to the extent required to satisfy the requirements of Section 162(m) of the Code.

(h) “Covered Employee” has the same meaning given to such term in Section 162(m)(3) of the Code; provided, however, that a person will be considered a Covered Employee for purposes of this Plan only if such employee’s Applicable Employee Remuneration for the relevant Fiscal Year is expected to exceed $1,000,000.

(i) “Fiscal Year” means the period that the Company may hereafter adopt as its fiscal year.

(j) “Performance Period” means the period of time over which the Performance Threshold must be satisfied, which period may be of such length as the Committee, in its sole discretion, shall select. The Performance Period need not be identical for all Awards. Within one Fiscal Year, the Committee may establish multiple Performance Periods.

(k) “Performance Threshold” has the meaning given to such term in Section 6(b) hereof (in the case of a Covered Employee), or Section 7(b) hereof (in the case of a Participant who is not a Covered Employee).

(l) “Qualified Criteria” has the meaning given to that term in Section 6(a) hereof.

(m) “Target” has the meaning given to such term in Section 6(a) hereof (in the case of a Covered Employee), or Section 7(a) hereof (in the case of a Participant who is not a Covered Employee).

Section 3. Administration of the Plan.

(a) Generally. The Plan shall be administered by the Committee. The Committee is authorized to administer, interpret and apply the Plan and from time to time may adopt such rules, regulations and guidelines consistent with the provisions of the Plan as it may deem advisable to carry out the Plan, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and Participants (as defined below). The Committee shall have authority to determine the terms and conditions of the Awards granted to Participants.

(b) Delegation. The Committee may delegate its responsibilities for administering the Plan to any executive officer of the Company, as the Committee deems necessary; provided however, that the Committee shall not delegate its responsibilities under the Plan relating to Covered Employees.

(c) Reliance and Indemnification. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee nor any executive officer of the Company shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee or such executive officer of the Company with respect to the Plan or Awards granted hereunder, and all members of the Committee and each executive officer of the Company shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 4. Eligible Persons. All employees of the Company and its Affiliates shall be eligible to participate in the Plan (“Eligible Persons”). An individual shall be deemed an employee for purposes of the Plan only if such individual receives compensation from either the Company or one of its Affiliates for services performed as an employee of the Company or any one of its business units for any period during a Performance Period. An Eligible Person who is a Covered Employee shall be entitled to participate in the Plan with respect to a Performance Period which has commenced only if he or she commenced employment on or before the beginning of each Performance Period or any later date described in Treasury Regulation 1.162-27(e)(2) (or any successor thereto).

Section 5. Awards; Participants. Awards may be granted only to Eligible Persons with respect to each Performance Period, subject to the terms and conditions set forth in the Plan. An Eligible Person who has been chosen to receive an Award under the Plan shall be referred to as a “Participant.”

Section 6. Determination of Targets, Performance Thresholds and Base Salary Percentage for Covered Employees. Prior to the beginning of each Performance Period or any later date described in Treasury Regulation 1.162-27(e)(2) (or any successor thereto), the Committee shall adopt each of the following with respect to each Participant who is a Covered Employee:

(a) one or more Targets, which shall be equal to a desired level or levels for any Performance Period of: specified levels of or increases in the Company’s, a division’s or an Affiliate’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including basic earnings per share, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; costs; share price (including but not limited to growth measures and total stockholder return); operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation; customer or employee satisfaction; the consummation of one or more acquisitions of a certain size as measured by one or more of the Qualified Criteria; individual objectives; regulatory body approval for commercialization of a product; implementation or completion of critical projects (including, but not limited to, milestones such as clinical trial enrollment targets, commencement of phases of clinical trials and completion of phases of clinical trials); and any combination of the foregoing (collectively, the “Qualified Criteria”).  The Qualified Criteria designated by the Committee may be based solely by reference to the Company’s performance or the performance of one or more Affiliates, divisions, business segments or business units of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  Such Qualified Criteria shall otherwise comply with the requirements of Section 162(m) of the Code and the regulations thereunder;

(b) a Performance Threshold with respect to each Target, applicable to one or more Qualified Criteria, which represents a minimum amount that must be attained for a Participant to receive an Award;

(c) either (i) a Base Salary Percentage, or (ii) fixed monetary amounts, which, in each case, shall be payable as an Award in the event that 100% of such Participant’s Targets are achieved; and

(d) as applicable, a mathematical formula or matrix that shall contain weighting for each Target and indicate the extent to which Awards will be paid if such Participant’s Performance Thresholds with respect to his or her Targets are achieved or exceeded.

The Committee shall make such adjustments, to the extent it deems appropriate, to the Targets and Performance Thresholds to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of Affiliates or any unusual circumstances outside of management’s control which, in the sole judgment of the Committee, alters or affects the computation of such Targets and Performance Thresholds or the performance of the Company or any relevant Affiliate (each an “Extraordinary Event”).

Section 7. Determination of Targets, Performance Thresholds and Base Salary Percentage For Participants Who Are Not Covered Employees. Prior to the end of the Performance Period, the Committee shall adopt each of the following with respect to each Participant who is not a Covered Employee:

(a) one or more Targets, which shall be equal to a desired level or levels for any Performance Period of any, or a combination of any, quantitative criteria (the “Quantitative Criteria,” which Quantitative Criteria may include, without limitation, any Qualified Criteria) or qualitative criteria (the “Individual Criteria”). The Quantitative Criteria designated by the Committee may be based solely by reference to the Company’s performance or the performance of one or more Affiliates, divisions, business segments or business units of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies;

(b) a Performance Threshold with respect to each Target, applicable to one or more Quantitative Criteria or Individual Criteria, which represents a minimum that must be attained for a Participant to receive an Award;

(c) either (i) a Base Salary Percentage, or (ii) fixed monetary amounts, which, in each case, shall be payable as an Award in the event that 100% of such Participant’s Targets are achieved; and

(d) as applicable, a mathematical formula or matrix that shall contain weighting for each Target and indicate the extent to which Awards will be paid if such Participant’s Performance Thresholds with respect to his or her Targets are achieved or exceeded.

The Committee may make such adjustments, to the extent it deems appropriate, to the Targets and Performance Thresholds to compensate for, or to reflect, any material changes which may have occurred due to an Extraordinary Event.

Section 8. Calculation of Awards; Certification; Payment; Deferral. As soon as practicable after the end of the Performance Period, and subject to any necessary verification, the Committee shall determine with respect to each Participant whether and the extent to which the Performance Thresholds applicable to such Participant’s Targets were achieved or exceeded. Such Participant’s Award, if any, shall be calculated in accordance with the mathematical formula or matrix determined pursuant to Section 6 or 7, as applicable, and subject to the limitations set forth in Section 9 hereof. The Committee shall certify in writing the amount of such Award and whether each material term of the Plan relating to such Award has been satisfied.  Subject to Section 9 hereof, such Award shall become payable in cash, or, to the extent permissible under a stock plan of the Company, in stock based awards under such plan, as promptly as practicable thereafter, provided however, that any Award shall be paid within 2½ months of the end of the year in which the Award is no longer subject to a risk of forfeiture, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.

Section 9. Limitations; Modifications to Awards. Each Award determined pursuant to Section 6 or 7 hereof shall be subject to modification or forfeiture in accordance with the following provisions:

(a) Limitations. The aggregate amount of any Award to any Participant for any Performance Period as determined by the Committee, shall constitute the Participant’s Award for the Fiscal Year; provided, however that no Award for any Participant for any Fiscal Year shall exceed $10,000,000.

(b) Modifications. At any time prior to the payment of an Award, the Committee may, in its sole discretion, (i) increase, decrease or eliminate the Award payable to any Participant who is not a Covered Employee and who would not become a Covered Employee as a result of any such increase or (ii) decrease or eliminate the Award payable to any Covered Employee, in each case to reflect the individual performance and contribution of, and other factors relating to, such Participant. The Committee may make such adjustments, to the extent it deems appropriate, to any Award to compensate for, or to reflect, any Extraordinary Event. The determination of the Committee as to matters set forth in this Section 9(b) shall be final and conclusive.

Section 10. Employment Requirement. No Participant shall have any right to receive payment of any Award unless such Participant remains in the employ of the Company or an

Affiliate through the date of payment of such Award; provided, however, that the Committee may, in its sole discretion, pay all or any part of an Award to any Participant who retires prior to such date of payment or where other special circumstances exist with respect to such Participant, so long as the Performance Thresholds applicable to the Participant’s Targets were achieved or exceeded; and provided further, however, that the Committee may, in its sole discretion, pay all or any part of an Award to any Participant in the event of the death or disability of the Participant or of a change in ownership or control of the Company, regardless of whether the Performance Thresholds applicable to the Participant’s Targets were achieved or exceeded. The maximum amount of such payment, if any, will be calculated, and to the extent determined by the Committee, paid as provided in Section 6 or 7. The determination of the Committee shall be final and conclusive.

Section 11. Miscellaneous.

(a) No Contract; No Rights to Awards or Continued Employment. The Plan is not a contract between the Company and any Participant or other employee. No Participant or other employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its Affiliates.

(b) No Right to Future Participation. Participation in the Plan during one Performance Period shall not guarantee participation during any other Performance Period.

(c) Restriction on Transfer. The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant to whom such Award is granted (other than by will or the laws of descent and distribution), and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company’s obligation under the Plan to pay any Award with respect to such Participant.

(d) Tax Withholding. The Company or an Affiliate, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, foreign, state or local taxes required by law to be withheld with respect to such payments.  If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

(e) No Restriction on Right of Company to Effect Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or a subsidiary thereof or any other event or series of events, whether of a similar character or otherwise.

(f) Source of Payments. The Plan shall be unfunded. The Plan shall not create or be construed to create a trust or separate fund or segregation of assets of any kind or a fiduciary relationship between the Company and a Participant or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof. To the extent that any Participant is granted an Award hereunder, such Participant’s right to receive payment of such Award shall be no greater than the right of any unsecured general creditor of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

(g) No Interest. If the Company for any reason fails to make payment of an Award at the time such Award becomes payable, the Company shall not be liable for any interest or other charges thereon.

(h) Amendment and Termination. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No such amendment shall be effective which alters the Award, Target or other criteria relating to an Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period, except any such amendment that may be made without causing such Award to cease to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, and any such amendment shall comply with any requirement for stockholder approval imposed by applicable law, including, without limitation, Section 162(m) of the Code.

(i) Governmental Regulations. The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

(j) Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(k) Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware, without regard to the choice-of-law principles thereof, and applicable federal law.

(l) Severability. If any term or provision (“Provision”) of the Plan or the application thereof (i) as to any Participant or circumstance (other than as described in clause (ii)) is, to any extent, found to be illegal or invalid, or (ii) would cause any Award to any Covered Employee not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code, then the Committee shall sever such Provision from the Plan and, thereupon, such Provision shall not be a part of the Plan.

(m) Clawback. In the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any Award, the amount, payment or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines that based on the results of the restatement, a lesser amount or portion of an Award should have been paid or vested, it may (i) cancel all or any portion of any outstanding Awards and (ii) require any Participant or other person to whom any payment has been made in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the payment of any Award during the period beginning twelve months preceding the date of the restatement and ending with the date of cancellation of any outstanding Awards. In addition, all Awards and all benefits derived by a Participant from any Award shall be subject to recovery by the Company in such circumstances and on such terms and conditions as may be prescribed by the Committee at any time or from time to time pursuant to any policy adopted by the Company to ensure, or otherwise to ensure, compliance with any rules, regulations or listing standards adopted by the Securities and Exchange Commission or the applicable stock exchange, quotation system or other self-regulatory organization on which the common stock of Onconova Therapeutics, Inc., par value $0.01 per share (the “Common Stock”), is traded to implement Section 10D of the Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or with any other applicable rule, regulation or law.  If the Participant, without the prior written consent of the Company, while employed by or providing services to the Company or after termination of such employment or service, violates any non-competition, non-solicitation or non-disclosure covenant or agreement between such Participant and the Company or otherwise engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s sole discretion, be canceled for no consideration and (ii) the Committee, in its sole discretion, may require the Participant or other person to whom any payment has been made in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the payment of any Award during the employment or other service of the Participant and for one year thereafter or such other time period specified in the Award Agreement.

(n) Section 409A. The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and the Plan shall be interpreted accordingly. Notwithstanding Section 11(h) of this Plan, if any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause any Award to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A of the Code, (b) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from taxes, interest and penalties under Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the

Company be liable for the payment of, nor any gross up in connection with, any taxes, interest and or penalties owed by the Participant pursuant to Section 409A of the Code.  In the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code, and a payment or benefit provided for under the Plan would be subject to additional tax under Section 409A of the Code if such payment or benefit is paid within six (6) months after such Participant’s “separation from service” (as defined under Section 409A of the Code), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Section 409A of the Code shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Participant’s separation from service or (ii) the tenth business day following such Participant’s death.  Each installment of any payment provided under the Plan and/or any Award shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(o) Effective Date. This Plan shall become effective upon the approval of the Board and the approval of the stockholders of the Company, which shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is not obtained, then the Plan shall not be effective.